FOR IMMEDIATE RELEASE	NEWS
May 15, 2023	NYSE: NGS
Exhibit 99.1

Natural Gas Services Group, Inc.
Reports First Quarter 2023 Financial and Operating Results

First Quarter 2023 Highlights
•Rental revenue of $22.7 million, an increase of 33% when compared to the first quarter of 2022 and 11% when compared to the fourth quarter of 2022.
•Net income of $370,000 ($0.03 per basic share), an increase of $33,000 when compared to the first quarter of 2022 and an increase of $1.1 million when compared to the fourth quarter of 2022.
•Adjusted EBITDA of $7.8 million, an increase of 14% when compared to the first quarter of 2022 and flat when compared to the fourth quarter of 2022. Please see Non-GAAP Financial Measures - Adjusted EBITDA, below.

MIDLAND, Texas May 15, 2023 (GLOBE NEWSWIRE) Natural Gas Services Group, Inc. (“NGS” or the “Company”) (NYSE:NGS), a leading provider of natural gas compression equipment and services to the energy industry, today announced financial results for the three months ended March 31, 2023.

Commenting on the quarter, Stephen C. Taylor our Interim President and Chief Executive Officer, added “This quarter marked the ninth quarter in a row of rental revenue growth. For the current sequential quarters, rental revenue alone grew almost 11% while higher rental and sales revenues grew total revenues by 18%. Adjusted rental gross margins slipped 2% due to higher field expenses and a one-time non-cash adjustment, but our total adjusted gross margin increased 4% sequentially. SG&A declined 4% and our bottom-line net income had a positive swing of almost a million dollars from last quarter as we posted positive GAAP earnings”.

“As mentioned in the last earnings call, NGS closed on a substantial line of credit from our bank at the end of February,” Taylor noted. “This was to fund the additional high horsepower equipment we have already contracted as we continue to execute on our growth plan. NGS had a solid and growing quarter. We have added more committed contracts over the past couple of months, our utilization continues to increase and pre-contracted activity remains at a high level for the rest of the year resulting in an estimated capital expenditure budget of approximately $150 million for the fiscal year 2023 almost of all of which will support project already under contracts with customers.”

Revenue: Total revenue for the three months ended March 31, 2023 increased to $26.6 million from $20.3 million for the three months ended March 31, 2022. This increase was due primarily to an increase in rental revenues. Rental revenue increased 32.7% to $22.7 million in the first quarter of 2023, from $17.1 million in the first quarter of 2022 due to higher horsepower packages and modest pricing improvements. As of March 31, 2023, we had 1,245 rented units (335,314 horsepower) compared to 1,276 rented units (306,834 horsepower) as of March 31, 2022, reflecting an 9.3% increase in average horsepower deployed. Sequentially, total revenue increased 18.2% to $26.6 million in the first quarter of 2023 compared to $22.5 million in the fourth quarter of 2022 primarily due to increases in both rental revenues and sales revenues during the three months ended March 31, 2023.

Gross Margins: Total gross margins increased to $5.1 million for the three months ended March 31, 2023, compared to $3.0 million for the same period in 2022. Total adjusted gross margin, exclusive of depreciation, for the three months ended March 31, 2023, increased to $11.1 million from $8.9 million for the same period ended March 31, 2022. This increase was primarily attributable to increased rental revenues and associated gross margins during the current quarter. Sequentially, total gross margin increased to $5.1 million for the three months ended March 31, 2023, compared to $4.9 million for the three months ended December 31, 2022. Excluding depreciation, total adjusted gross margin increased to $11.1 million during the first quarter of 2023 compared to $10.7 million during the fourth quarter of 2022. This sequential increase was primarily due to higher compressor sales.

Operating Income: Operating income for the three months ended March 31, 2023 was $402,000 compared to an operating income of $382,000 for the three months ended March 31, 2022. Operating income increased in the first quarter of 2023 to $402,000 from an operating loss of $316,000 during the fourth quarter of 2022.

Net Income: Net income for the three months ended March 31, 2023, was $370,000 ($0.03 per basic share) compared to net income of $337,000 ($0.03 per basic share) for the three months ended March 31, 2022. The increase in net income during the first quarter of 2023 was mainly due to increased rental margins partially offset by an increase in selling, general and administrative expenses. Sequentially, net income during the first quarter of 2023 was $370,000 ($0.03 per basic share) compared to net loss of $756,000 ($0.06 per basic share) during the fourth quarter of 2022. This sequential improvement of $1.1 million was primarily due to higher rental activity and associated gross margin and a non cash charge for fleet retirements in the fourth quarter of 2022.

Adjusted EBITDA: Adjusted EBITDA increased to $7.8 million for the three months ended March 31, 2023, from $6.8 million for the same period in 2022. This increase was primarily attributable higher adjusted gross margins. Sequentially, adjusted EBITDA was flat at $7.8 million for the three months ended March 31, 2023, and in the previous quarter.

Cash flows: At March 31, 2023, cash and cash equivalents were approximately $7.4 million, while working capital was $17.6 million with $61.0 million outstanding on our revolving credit facility. For the three months of 2023, cash flows from operating activities were $18.2 million, while cash flows used in investing activities was $47.8 million. Cash flows used in investing activities included $47.8 million in capital expenditures, of which $47.0 million was dedicated to rental capital expenditures.

Selected data: The tables below show, the three months ended March 31, 2023 and 2022, revenues and percentage of total revenues, along with our gross margin and adjusted gross margin (exclusive of depreciation and amortization), as well as, related percentages of revenue for each of our product lines. Adjusted gross margin is the difference between revenue and cost of sales, exclusive of depreciation.

	Revenue
	Three months ended March 31,
	2023		2022
	(in thousands)
Rental	$22,723	86%	$17,129	84%
Sales	2,992	11%	2,893	14%
Service & Maintenance	905	3%	314	2%
Total	$26,620		$20,336

	Gross Margin
	Three months ended March 31,
	2023		2022
	(in thousands)
Rental	$5,137	23%	$2,063	12%
Sales	(312)	(10)%	836	29%
Service & Maintenance	289	32%	134	43%
Total	$5,114	19%	$3,033	15%

	Adjusted Gross Margin (1)
	Three months ended March 31,
	2023		2022
	(in thousands)
Rental	$11,078	49%	$7,899	46%
Sales	(245)	(8)%	905	31%
Service & Maintenance	296	33%	141	45%
Total	$11,129	42%	$8,945	44%

(1) For a reconciliation of adjusted gross margin to its most directly comparable financial measure calculated and presented in accordance with GAAP, please read “Non-GAAP Financial Measures - Adjusted Gross Margin” below.

Non-GAAP Financial Measure - Adjusted Gross Margin: “Adjusted Gross Margin” is defined as total revenue less cost of sales (excluding depreciation expense). Adjusted gross margin is included as a supplemental disclosure because it is a primary measure used by management as it represents the results of revenue and cost of sales (excluding depreciation expense), which are key operating components. Adjusted gross margin differs from gross margin in that gross margin includes depreciation expense. We believe adjusted gross margin is important because it focuses on the current operating performance of our operations and excludes the impact of the prior historical costs of the assets acquired or constructed that are utilized in those operations. Depreciation expense reflects the systematic allocation of historical property and equipment values over the estimated useful lives.

Adjusted gross margin has certain material limitations associated with its use as compared to gross margin. Depreciation expense is a necessary element of our costs and our ability to generate revenue. Management uses this non-GAAP measure as a supplemental measure to other GAAP results to provide a more complete understanding of the company's performance. As an indicator of operating performance, adjusted gross margin should not be considered an alternative to, or more meaningful than, gross margin as determined in accordance with GAAP. Adjusted Gross margin may not be comparable to a similarly titled measure of another company because other entities may not calculate adjusted gross margin in the same manner.

The following table calculates gross margin, the most directly comparable GAAP financial measure, and reconciles it to adjusted gross margin:

	Three months ended March 31,
	2023	2022
	(in thousands)
Total revenue	$26,620	$20,336
Costs of revenue, exclusive of depreciation	(15,491)	(11,391)
Depreciation allocable to costs of revenue	(6,015)	(5,912)
Gross margin	5,114	3,033
Depreciation allocable to costs of revenue	6,015	5,912
Adjusted Gross Margin	$11,129	$8,945

Non-GAAP Financial Measures - Adjusted EBITDA: “Adjusted EBITDA” reflects net income or loss before interest, taxes, depreciation and amortization, non-cash stock compensation expense, severance expenses, impairment of goodwill, increases in inventory allowance and retirement of rental equipment. Adjusted EBITDA is a measure used by management, analysts and investors as an indicator of operating cash flow since it excludes the impact of movements in working capital items, non-cash charges and financing costs. Therefore, Adjusted EBITDA gives the investor information as to the cash generated from the operations of a business. However, Adjusted EBITDA is not a measure of financial performance under accounting principles GAAP, and should not be considered a substitute for other financial measures of performance. Adjusted EBITDA as calculated by NGS may not be comparable to Adjusted EBITDA as calculated and reported by other companies. The most comparable GAAP measure to Adjusted EBITDA is net income (loss).

The following table reconciles our net income, the most directly comparable GAAP financial measure, to Adjusted EBITDA:

	Three months ended March 31,
	2023	2022
	(in thousands)
Net income	$370	$337
Interest expense	—	24
Income tax benefit	150	(11)
Depreciation and amortization	6,165	6,061
Non-cash stock compensation expense	487	423
Severance expenses	612	—
Adjusted EBITDA	$7,784	$6,834

Conference Call Details: The Company will host its earnings conference call on Tuesday, May 16, 2023, at 11:00AM EDT (10:00am CDT). To participate in the call, participants should access the webcast on www.ngsgi.com under the Investor Relations section. To connect telephonically, call (800) 715-9871 using conference ID 2421165 approximately five minutes prior to the start of the call. Following the conclusion of the conference call, a recording of the call will be available on the Company’s website.

About Natural Gas Services Group, Inc. (NGS): NGS is a leading provider of gas compression technology and services to the energy industry. The Company manufactures, fabricates, rents, sells, and maintains natural gas compression technology for oil and natural gas upstream providers and midstream facilities. NGS is headquartered in Midland with manufacturing and fabrication facilities located in Tulsa, and Midland. The Company maintains service facilities in major energy producing basins in the U.S. Additional information can be found at www.ngsgi.com.

Cautionary Note Regarding Forward-Looking Statements: Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause NGS's actual results in future periods to differ materially from forecasted results. Those risks include, among other things: a prolonged, substantial reduction in oil and natural gas prices which could cause a decline in the demand for NGS's products and services; the loss of market share through competition or otherwise; the introduction of competing technologies by other companies; and new governmental safety, health and environmental regulations which could require NGS to make significant capital expenditures. The forward-looking statements included in this press release are only made as of the date of this press release, and NGS undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances. A discussion of these factors is included in the Company's most recent Annual Report on Form 10-K, as well as the Company’s Form 10-Q for the quarterly period ended March 31, 2023, as filed with the Securities and Exchange Commission.

For More Information, Contact:	Anna Delgado, Investor Relations
(432) 262-2700 Anna.Delgado@ngsgi.com
www.ngsgi.com

NATURAL GAS SERVICES GROUP, INC. CONDENSED CONSOLIDATED BALANCE SHEETS (in thousands, except par value) (unaudited)

	March 31, 2023	December 31, 2022
ASSETS
Current Assets:
Cash and cash equivalents	$7,412	$3,372
Trade accounts receivable, net	14,971	14,668
Inventory	25,077	23,414
Federal income tax receivable (Note 4)	11,538	11,538
Prepaid income taxes	10	10
Prepaid expenses and other	648	1,145
Total current assets	59,656	54,147
Long-term inventory, net of allowance for obsolescence of $40 and $120, respectively	1,588	1,557
Rental equipment, net of accumulated depreciation of $182,560 and $177,729, respectively	287,181	246,450
Property and equipment, net of accumulated depreciation of $17,554 and $16,981, respectively	22,420	22,176
Right of use assets - operating leases, net of accumulated amortization $760 and $721, respectively	309	349
Intangibles, net of accumulated amortization of $2,290 and $2,259, respectively	869	900
Other assets	4,784	2,667
Total assets	$376,807	$328,246
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$24,835	$6,481
Accrued liabilities	16,946	23,726
Current operating leases	123	155
Deferred income	114	37
Total current liabilities	42,018	30,399
Long-term debt	61,011	25,000
Deferred income tax liability	39,946	39,798
Long-term operating leases	186	194
Other long-term liabilities	2,897	2,779
Total liabilities	146,058	98,170
Commitments and contingencies
Stockholders’ Equity:
Preferred stock, 5,000 shares authorized, no shares issued or outstanding	—	—
Common stock, 30,000 shares authorized, par value $0.01; 13,548 and 13,519 shares issued, respectively	135	135
Additional paid-in capital	115,714	115,411
Retained earnings	129,904	129,534
Treasury shares, at cost, 1,310 shares, respectively	(15,004)	(15,004)
Total stockholders' equity	230,749	230,076
Total liabilities and stockholders' equity	$376,807	$328,246

NATURAL GAS SERVICES GROUP, INC. CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (in thousands, except earnings per share) (unaudited)

	Three months ended
	March 31,
	2023	2022
Revenue:
Rental income	$22,723	$17,129
Sales	2,992	2,893
Service and maintenance income	905	314
Total revenue	26,620	20,336
Operating costs and expenses:
Cost of rentals, exclusive of depreciation stated separately below	11,645	9,230
Cost of sales, exclusive of depreciation stated separately below	3,237	1,988
Cost of service and maintenance, exclusive of depreciation stated separately below	609	173
Selling, general and administrative expenses	4,562	2,502
Depreciation and amortization	6,165	6,061
Total operating costs and expenses	26,218	19,954
Operating income	402	382
Other income (expense):
Interest expense	—	(24)
Other income (expense), net	118	(32)
Total other income, net	118	(56)
Income before provision for income taxes	520	326
Income tax benefit	(150)	11
Net income	$370	$337
Loss per share:
Basic	$0.03	$0.03
Diluted	$0.03	$0.03
Weighted average shares outstanding:
Basic	12,213	12,537
Diluted	12,354	12,698

NATURAL GAS SERVICES GROUP, INC. CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (in thousands) (unaudited)
	Three months ended
	March 31,
	2023	2022
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$370	$337
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	6,165	6,061
Amortization of debt issuance costs	52	12
Deferred income tax (benefit) expense	148	(11)
Stock-based compensation	487	423
Bad debt allowance	48	—
Gain on sale of assets	(25)	(36)
Loss (gain) on company owned life insurance	(18)	130
Changes in operating assets and liabilities:
Trade accounts receivables	(351)	(2,494)
Inventory	(986)	2,085
Prepaid expenses and prepaid income taxes	497	238
Accounts payable and accrued liabilities	11,574	(349)
Deferred income	77	(1,312)
Other	184	(89)
NET CASH PROVIDED BY OPERATING ACTIVITIES	18,222	4,995
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of rental equipment, property and other equipment	(47,792)	(8,212)
Purchase of company owned life insurance	(50)	(47)
Proceeds from sale of property and equipment	—	37
NET CASH USED IN INVESTING ACTIVITIES	(47,842)	(8,222)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from loan	36,011	—
Payments of other long-term liabilities, net	(36)	(2)
Payments of debt issuance cost	(2,131)	—
Purchase of treasury shares	—	(2,928)
Taxes paid related to net share settlement of equity awards	(184)	(359)
NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES	33,660	(3,289)
NET CHANGE IN CASH AND CASH EQUIVALENTS	4,040	(6,516)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	3,372	22,942
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$7,412	$16,426
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Interest paid	$855	$12
NON-CASH TRANSACTIONS
Right of use asset acquired through an operating lease	$—	$91
Transfer of rental equipment to inventory	$708	$—